UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2015

HK Battery Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52636	20-3724068
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

800 E. Colorado Boulevard, Suite 888

Pasadena, CA 91101

(Address of principal executive offices)

626-683-9120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On March 23, 2015, HK Battery Technology, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with Apollo Acquisition Corporation, a Cayman Islands Exempted Company (“Apollo”).  The SPA contemplated that the Company would sell Apollo ten million (10,000,000) shares of its common stock (the “Shares”) in exchange for a twenty (20) year exclusive license to certain inventions, technology, patents and other intellectual property rights regarding the production of materials for use in lithium batteries throughout the People’s Republic of China (the “License”).  The terms of the License were memorialized in a Technology License Agreement (the “License Agreement”), which was executed by the Company and Apollo concurrently with the SPA.  The transactions contemplated within the SPA have not closed and the parties have mutually agreed to cancel the SPA and License Agreement, pursuant to a Termination Agreement, dated as of June 26, 2015 and filed herewith as Exhibit 10.1.

On March 23, 2015, the Company entered a joint venture agreement (the “JV Agreement”) with Jiangsu New Head Line Development Group Co. Ltd., a company established and existing under the laws of the People’s Republic of China.  The JV Agreement provided that the company LianYunGang HK Battery Technology Co. LTD (the “JV Entity”) would be established for the purpose of building manufacturing plants in China to produce advanced materials and parts for new energy vehicles.  Effective, as of June 24, 2015, the Company has assigned and transferred its sixty-two and one-half percent (62.5%) equity interest in the JV Entity to Delta Advanced Technology Corporation in exchange for Three Million Seven Hundred Fifty Thousand United States Dollars ($3,750,000.00).

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

Description

10.1

Termination Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2015	HK Battery Technology, Inc. /s/ Jianguo Xu
Jianguo Xu Chief Executive Officer